EXHIBIT 10.29

Joseph Voelker SVP, Chief Human Resources Officer Stanley Black & Decker 1000 Stanley Drive, New Britain, CT 06053 T (860) 827- 3871

April 1, 2019

Robert Blackburn

Dear Robert,
I am pleased to offer you the position of Senior Vice President, Global Operations at Stanley Black & Decker, Inc. We anticipate you will be designated as an Executive Officer, subject to board approval. This is a full time, salaried exempt position, based initially in New Britain, CT with possible future relocation to Towson, MD. You will report directly to Don Allan, EVP and CFO, with an expected eventual transition to Jim Loree, CEO. Your annual base salary will be $550,000, paid monthly.
TARGETED START DATE: Your anticipated start date is May 1, 2019. The finalization of your start date will be determined once the contingencies in this offer have been satisfactorily met.
SIGN-ON BONUS: On joining the Company, you will receive a one-time sign-on bonus of $300,000, subject to applicable taxes and withholdings. If within two years of the date you commence work for Stanley Black & Decker you voluntarily terminate your employment, or your employment is terminated by the Company for violation of Company rules, or misconduct, you shall repay to the Company the net amount (i.e. the amount initially disbursed to you after deduction for all applicable US taxes) of this signing bonus at the time of such termination.

ANNUAL BONUS INCENTIVE: You will participate in the Corporate Management Incentive Compensation Program (MICP) Level 1A per the terms and conditions of the plan. Your target bonus is 75% of your base salary with a 150% maximum of your base salary, payable in the spring following each MICP plan year. You will receive a full year 2019 MICP bonus to the extent earned based upon business performance in relation to the Corporate plan metrics. MICP participants are required to sign and return a restrictive covenant agreement, which is attached to this offer letter.

LONG-TERM INCENTIVES:

As part of your annual compensation package, you will be eligible to participate in the Annual Equity Award Program and Long-Term Performance Award Program (LTPAP).

Annual Equity Grant: Equity grants are typically made in December of each year. For your 2019 December grant, your target will be approximately $816,000 of fair value at the grant date, expected to be comprised of a mix of Stock Options and Restricted Stock Units (RSUs). Specific grant levels are subject to annual review by the Board of Directors. These grants will typically vest in 25% increments over four years.

Long-Term Performance Award: LTPAP grants are typically made in February of each year. This Program is intended to provide financial rewards for specified full-time members of the Stanley Black & Decker executive team, provided specific corporate goals are achieved during the Program’s three-year measurement period. For your 2019 February grant, your target will be 100% of your base salary with a 200% maximum of your base salary, payable in shares after the completion of the three-year performance period to the extent the performance goals are achieved.

RELOCATION: The Company will pay for up to one month of temporary housing associated with your initial move to CT to enable you time to secure rental housing. The Company will pay reasonable and customary relocation costs for your eventual move from Germany to the United States, which will occur when your permanent work location (CT or MD) is determined. Once determined, customary relocation benefits will be provided at that time including Company-paid incremental selling costs, shipment of your family’s belongings to the US, house-hunting trip etc. In addition, the Company will pay for a once per month trip to Germany to visit your family (the “Interim Travel Benefit”) until such time that they permanently relocate to the US, not to exceed a two year period from your date of hire. If within two years of the date when the Company paid for each of the relocation benefits outlined in this section, aside from the one month temporary housing and the Interim Travel Benefit, you voluntarily terminate your employment, or your employment is terminated by the Company for violation of Company rules, or misconduct, you shall repay to the Company the full gross amount of each relocation benefit at the time of such termination.

BENEFITS: You are eligible for 4 weeks of Paid Time Off (PTO). PTO is subject to the terms of the corporate policy. You will be eligible to enroll for medical, dental, vision, flexible spending accounts, group legal, disability and life insurance coverage effective on the first of the month following your date of hire. A benefits guide is enclosed with this offer letter.

The Stanley Black & Decker Retirement Account Plan will become effective on the first of the month following your date of hire. The plan provides a competitive retirement benefit and has two components. The Retirement Account Plan offers a 401K savings vehicle for you to save on a pre-tax basis with a Company match of 50% on employee pre-tax contributions up to 7% of your pay and a competitive investment fund line-up. In addition, the Retirement Account Plan provides a Core allocation to an account for you regardless of your own contributions. Stanley Black & Decker will make a Core allocation to your account of 2%, 4% or 6% of your pay based on your age (2% to age 39, 4% ages 40-54, and 6% age 55 and above).

PERQUISITES: You will be eligible for the following perquisites as described in the enclosed Executive Compensation Booklet.

Stanley Black & Decker (SBD) Home Security System: You are eligible for an SBD home security system with a reimbursement value (installation and equipment) up to $30,000, which will include monthly monitoring, preventative maintenance and repair costs.

SBD Company Products: You are eligible to receive up to $5,000 per year in SBD Company products (at standard cost).

Executive Life Insurance Program: Death benefit of 3X base salary and retirement cash funding if at the time of termination, you have 10 years of service and are age 55 or older.

Executive Long-Term Disability Insurance: Monthly LTD Benefit for qualifying disabilities equal to up to 60% of Monthly Earnings (a maximum of $35,000 monthly)

Executive Physical Program: An annual comprehensive medical examination and appropriate screening with an annual allowance up to $5,000.

Executive Financial and Estate Planning Program: Financial planning services with a professional of your choice with an annual allowance up to $15,000.

STOCK OWNERSHIP, CHANGE IN CONTROL, AND SEPARATION: As an Executive Officer, you will be subject to the attached Stock Ownership Guidelines. The ownership target of Company stock is three times your base salary.

Shortly after you join the Company, subject to board approval, we expect to execute a Change in Control agreement that will provide you with a 2.5x total cash benefit (base salary + average 3-year bonus) upon a double trigger event (i.e., Change in Control and involuntary termination).

In the event the Company terminates your employment involuntarily, in the absence of your violation of Company rules or misconduct, you will be entitled to one year of base salary as severance during which time life, health and welfare benefits shall continue as if you were actively employed, whereas disability coervage, as well as certain voluntary and retirement benefits, will cease upon termination. In addition, you would receive a pro-rated annual bonus payout, to the extent earned in relation to the performance metrics, based on the number of complete months of your active service during the year of any such involuntary termination without cause.

OTHER: Please be aware that your employment at Stanley Black & Decker will be strictly on an “at-will” basis and as such is terminable by either the Company or you at any time and for any reason. Stanley Black & Decker does not recognize any contract of employment in the U.S. unless it is reduced to writing and signed by an Officer of Stanley Black & Decker. Specific terms and conditions of the various benefits are governed by program documents and policies, which are subject to periodic update.

Commencing employment is contingent upon successful:

1.	Submission of completed Pre-Employment forms, including the Invention and Confidentiality Agreement;

2.	Pre-employment drug screen;

3.	Background check;

4.	Evidence of your authorization to legally work in the U.S. in accordance with Immigration and Naturalization Act (Form I-9);

5.	Return of the signed MICP Restrictive Covenant Agreement

6.	Return of the signed Made in the USA Acknowledgement Agreement

We are delighted that you will be joining Stanley Black & Decker! There’s a lot of exciting work to be done and we know that you’ll make a great contribution to our success. If you have any questions, please do not hesitate to call me at (860) 827-3817.

Sincerely,

Joseph Voelker
SVP and Chief Human Resources Officer

I, _______________________________________ hereby accept the offer of employment as presented above on
(print name)
this ____________ day of ___________ 2019. I understand that this letter sets forth the entire agreement between myself and Stanley Black & Decker, Inc. regarding my offer of employment, and fully supersedes any other agreements, understandings, or promises from any representative of the Company.

Signature: __________________________________________

Enclosures:
Benefits Guide
Restrictive Covenant
Made in the USA Acknowledgement Form
Executive Compensation Booklet
Stock Ownership Guidelines